UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MRV Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1340090
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

20415 Nordhoff Street, Chatsworth, CA	91311
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.0017 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A is being filed with the U.S. Securities and Exchange Commission in connection with the transfer of listing of the common stock of MRV Communications, Inc. (the “Company”), $0.0017 par value per share (the “Common Stock”), from the OTC Bulletin Board to The NASDAQ Stock Market LLC.  The Company anticipates commencement of trading of its Common Stock on The NASDAQ Stock Market LLC on March 19, 2014.

The following summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended (incorporated by reference from Exhibit 3.1 on Form 10-Q for the quarter ended September 30, 2012 and Exhibit 3.3 on Form 10-K for the year ended December 31, 2012), and the Company’s Amended and Restated Bylaws, as amended (incorporated by reference from Exhibit 3.1 on Form 10-Q for the quarter ended September 30, 2013).

The authorized capital stock of the Company consists of 16,000,000 shares of Common Stock, $0.0017 par value per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”).

The holders of Common Stock are entitled to one vote for each share held of record on any matter submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights.  All outstanding shares of Common Stock are fully paid and non-assessable. Dividends may be declared by the Board of Directors of the Company (the “Board”) and may be paid in cash, in property, or in shares of the Company. The Board is not classified.  The Common Stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.

The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board without further action by stockholders. The terms of any series of Preferred Stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No Preferred Stock is currently outstanding.

The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits the Company from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in the manner prescribed under Section 203 of the DGCL. These provisions of Delaware law may discourage, delay or prevent someone from acquiring or merging with the Company.

Item 2.  Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MRV COMMUNICATIONS, INC.

	By:	/s/ Stephen A. Garcia
	Name:	Stephen A. Garcia
	Title:	Chief Financial Officer

Dated: March 18, 2014